Exhibit 10.6

Binding Side Letter on Exchange Note with Coastal Investment Partners, LLC dated July 14, 2017

Avant Diagnostics, Inc. (“AVDX” or the “Company”) hereby proposes the following binding terms (the “Side Letter”) as agreed with Coastal Investment Partners, LLC (“Coastal”) in connection with the execution of the Exchange Agreement for settlement of all claims, payments, and damages related to the existing convertible notes (the “2016 Note”) held by Coastal prior to this date:

General:	The Company and Coastal (collectively may be referred to herein as the “Parties”) agree that certain obligations of the Parties contained in the Exchange Agreement and Convertible Promissory Note shall be deferred.

Deferral:	The Parties shall execute the Exchange Note and its ancillary documents as of July 14, 2017, but that the exchange of the 2016 Note for the Exchange Notes shall be deferred until the Company files the following periodic financial reports with the Securities Exchange Commission (the “SEC”): a) Report on Form 10-Q for the period ended June 30, 2016, December 31, 2016, March 31, 2017, and June 30, 2017, and b) Report on Form 10-K for the period ended September 30, 2016 (the “Outstanding Filings”). The Company shall have ninety (90) days from the execution of this Side Letter to file the Outstanding Filings with the SEC (the “Filing Period”).

Commitment Shares:	Per the 2016 Note, the Company agrees to issue 750,000 shares of the Company’s common stock to Coastal related to an appropriate adjustment due to the Company’s subsequent financing transaction with International Infusion LP and Infusion51a LP in November 2016.

Reversion:	If the Outstanding Filings are not filed with the SEC prior to the end of the Filing Period the obligations of the Parties under the Exchange Agreement and Convertible Promissory Note shall cease and the 2016 Note shall exist with interest accruing from the date of this Side Letter

Covenants:

a) Should further amendments or modifications occur to this Side Letter, the Exchange Agreement, and/or the Convertible Promissory Note, those same amendments and/or modifications will be offered or applied to the Exchange Agreement and Convertible Promissory Note held by Infusion 51a, LP, International Infusion, LP, and Infusion related affiliates.

b) During the Filing Period, Coastal agrees that the Company’s obligations to Coastal under the 2016 Notes, the Exchange Agreement, and/or the Convertible Promissory Note are current and not in default in any regard. Coastal agrees to cooperate, as necessary, with the Company in its efforts to file its periodic financial reports with the SEC, including communicating the status of the Company obligations to Coastal with the Company’s accountants and auditors.

AVANT DIAGNOSTICS, INC

By: _______________________ Date: _____________________

Gerald E. Commissiong

Director

ACCEPTED AND AGREED:

COASTAL INVESTMENT PARTNERS, LLC

By: _______________________ Date: _____________________